                                                                    EXHIBIT 99.1



                             ANDRX CORPORATION LOGO

                        ANDRX CORPORATION REPORTS RESULTS
                    FOR THE THREE MONTHS ENDED MARCH 31, 2002

         FORT LAUDERDALE, FLORIDA, APRIL 26, 2002 -- Andrx Corporation today announced its financial results for the first quarter of 2002 including financial results for Andrx Group ("Andrx Group") (Nasdaq: ADRX), representing the businesses of Andrx Corporation and its subsidiaries other than Cybear Group and for Cybear Group ("Cybear Group") (Nasdaq: CYBA), representing the businesses of Andrx Corporation's wholly-owned subsidiaries, Cybear Inc. and Mediconsult.com, Inc. ("Mediconsult"), and their respective subsidiaries.

         WEBCAST

         Investors will have the opportunity to listen to management's discussion of this release in a conference call to be held on April 26, 2002 at 8:00 AM Eastern Time. This call is being webcast and can be accessed at Andrx's website HTTP://WWW.ANDRX.COM. The webcast will be available for replay.

         REORGANIZATION

         On September 7, 2000, Andrx Corporation completed a reorganization whereby Andrx Corporation acquired the outstanding shares of common stock of Cybear Inc. that it did not already own, Andrx Corporation was reincorporated in Delaware, and two new classes of Andrx Corporation common stock were created:
Cybear common stock to track the performance of Cybear Group and Andrx common stock to track the performance of Andrx Group. In connection with the reorganization, Andrx Corporation shareholders exchanged each share of Andrx common stock held (pre-reorganization) for one share of Andrx Group common stock and .0372 shares of Cybear Group common stock (as adjusted for the July 31, 2001 Cybear common stock one-for-four reverse stock split).

         Andrx common stock is a class of common stock of Andrx Corporation designated to reflect Andrx Group's performance. Cybear common stock is a class of common stock of Andrx Corporation designated to reflect Cybear Group's performance. Holders of Andrx common stock or Cybear common stock have no specific rights to the assets of Andrx Group or Cybear Group, respectively. Andrx Corporation continues to hold title to all its assets and is responsible for all of its assets, liabilities, operating results and cash flows, regardless of how it allocates assets and liabilities among the classes of stock for financial statement presentation purposes. Holders of Andrx common stock or Cybear common stock are therefore subject to the risks of investing in the businesses, assets, and liabilities of Andrx Corporation as a whole.

         CONVERSION

         On March 28, 2002, Andrx Corporation announced its intention to convert all of the outstanding shares of Cybear common stock into shares of Andrx common stock effective May 17, 2002. Each outstanding share of Cybear common stock will be converted into 0.00964 of a share of Andrx common stock. The conversion ratio includes a 25% premium on the value of the Cybear common stock, as provided by the terms of Andrx Corporation's Certificate of Incorporation, which was approved by the Andrx and Cybear stockholders in the reorganization.

         ANDRX CORPORATION

         For the first quarter of 2002, Andrx Corporation and subsidiaries reported net income of $4.5 million with $8.4 million of net income, or $0.12 per diluted share allocated to Andrx Group and a net loss of $3.9 million, or $0.58 per diluted share allocated to Cybear Group. For the first quarter of 2001, Andrx Corporation and subsidiaries reported net income of $14.6 million of which $19.2 million of net income, or $0.27 per diluted share, is allocated to Andrx Group, and a net loss of $4.6 million, or $1.20 per diluted share, is allocated to Cybear Group.

         Andrx's Chief Executive Officer and President, Elliot F. Hahn, Ph.D., commented: "While we recognize that one of the key challenges facing Andrx is being able to produce predictable, consistent earnings growth, Andrx's earnings growth can be held hostage to the timing of generic launches, and can be affected by the advent of additional generic competition. The roadmap to launching generic versions of patent-protected products is dependent upon the speed and expertise of our R&D and legal teams, 30-month stays, various exclusivities, the FDA and the courts. This is particularly evident in the approval of Andrx's controlled-release product candidates, as these products offer the greatest potential opportunity, as evidenced by the more than $430 million of sales generated by our bioequivalent version of Cardizem(R) CD over the past three years. Unfortunately, while we are constantly seeking ways to make our product available as soon as we can, brand companies are seeking to delay that launch for as long as they can. Thus, when reviewing Andrx's quarterly performance, we believe that our investors should not only carefully consider our earnings, but our business accomplishments as well, as those achievements are steps in the road to create the consistent earnings growth in the future."

         Angelo C. Malahias, Andrx's Vice President and Chief Financial Officer, said: "From an earnings standpoint, during the first quarter of 2002, Andrx improved its earnings as compared to the fourth quarter of 2001 in what continued to be a difficult operating environment. Contributing to those earnings was the launch of our generic version of Glucophage(R) into a very competitive market place, garnering the leading market share."

         Dr. Hahn added, "Yet, our less tangible but potentially more valuable accomplishments were the fact that, in the past four months, we obtained favorable district court decisions in our litigation battles to launch our generic versions of Wellbutrin(R) SR/Zyban(R) and Naprelan(R), we received final FDA marketing approval and launched our generic K-Dur(R), and FDA tentatively approved our generic version of Glucophage XR. We also continued to prove our case in the Prilosec(R) litigation, the patent obstacle which at one time blocked the approval of our generic Tiazac(R) has been lifted, and we are continuing to work towards FDA final approval of Altocor(TM) and generic equivalents to Tiazac, Wellbutrin SR/Zyban and Naprelan. Moreover, to mitigate the challenges of generic earnings volatility and consistently grow our earnings, we are working to better balance our Company with brand products, which traditionally offer a more consistent and reliable earnings stream. With Altocor, our first NDA product, having received an FDA approvable letter, and in anticipation of filing an NDA for Metformin XT during the second half of this year, we are well on our way to having set the foundation for a future brand earnings stream. Though this realignment adds further earnings volatility in the short term, we continue to believe that it is in the longer term best interests of our Company and our shareholders," he concluded.

         ANDRX GROUP

         For the first quarter of 2002, Andrx Group reported total revenues of $182.7 million, compared to $155.8 million for the same quarter of 2001, an increase of 17.3%. Andrx Group reported net income of $8.4 million, or $0.12 per diluted share, compared to net income of $19.2 million, or $0.27 per diluted share, for the same period of 2001.

         REVENUES - DISTRIBUTED PRODUCTS

         For the first quarter of 2002, sales from distributed products increased by 18.9% to $127.3 million, compared to $107.0 million for the same quarter in 2001. The increase in sales of distributed products reflects an increase in sales to existing and new customers, generally offset by overall price declines.

         REVENUES - ANDRX PRODUCTS

         For the first quarter of 2002, net sales of Andrx products increased by 21.9% to $54.5 million, compared to $44.8 million for the first quarter of 2001. First quarter 2002 net sales of Andrx products consisted of $49.0 million of Andrx bioequivalent products and $5.5 million of Andrx brand products, as compared to $39.7 million of Andrx bioequivalent products and $5.1 million of Andrx brand products for the first quarter of 2001.

         For the first quarter of 2002, net sales of Andrx bioequivalent products of $49.0 million included Cardizem(R) CD, Dilacor(R) XR, and Ventolin(R) metered dose inhalers and commencing January 26, 2002, Andrx's bioequivalent version of Glucophage(R), as compared to $39.7 million in net sales of Andrx bioequivalent products in the 2001 first quarter. In the 2002 first quarter, net sales of Andrx's bioequivalent products included $11.3 million in net sales of Glucophage which was launched into a very competitive environment.

         For the first quarter of 2002, net sales of Andrx brand products were $5.5 million, as compared to $5.1 million in the first quarter of 2001. Net sales of Andrx brand products commenced on January 23, 2001 with the acquisition of CTEX Pharmaceuticals ("CTEX"). Sales in the first quarter of 2002 include sales generated from the CTEX and Entex cough and cold lines and Anexsia pain product line.

         REVENUES - OTHER

         In the first quarter of 2002, Andrx Group generated $843,000 in other revenues, compared to $4.0 million for the same period last year. Other revenues for the 2002 first quarter primarily represented revenues from contract manufacturing at Andrx's Massachusetts facility. Other revenues for the 2001 first quarter consisted primarily of $3.0 million per quarter of then recurring license fees from an agreement with Geneva Pharmaceuticals, Inc. ("Geneva"), a member of the Novartis Pharmaceutical Group. The arrangement with Geneva was terminated in October 2001.

         GROSS PROFIT/GROSS MARGIN

         During the first quarter of 2002, total gross profit generated from total revenues was $55.8 million, with a total gross margin of 30.6%, compared to total gross profit of $62.0 million, with a total gross margin of 39.8% in the first quarter of 2001.

         During the first quarter of 2002, net sales of distributed products generated $23.2 million of gross profit with a gross margin of 18.2%. For the same quarter in 2001, net sales of distributed products generated $22.4 million of gross profit with a gross margin of 20.9%.

         During the first quarter of 2002, net sales of Andrx products generated $32.4 million of gross profit with a gross margin of 59.4%. For the same quarter in 2001, net sales of Andrx products generated $35.6 million of gross profit with a gross margin of 79.7%.

         During the first quarter of 2002, within Andrx products, Andrx's bioequivalent products generated $29.4 million of gross profit with a gross margin of 60.0%, as compared to $31.6 million of gross profit with a gross margin of 79.8% in the 2001 first quarter. The 2002 quarter includes Andrx's bioequivalent version of Glucophage, which was launched into a highly competitive market with relatively low selling prices and low gross margins. In the first quarter of 2002, Andrx Group incurred costs of approximately $2.0 million, included in cost of goods sold, relating to unabsorbed manufacturing costs at its Florida manufacturing facilities. Such manufacturing costs will be absorbed in the future as Andrx Group increases production levels in connection with future launches of Andrx products into the marketplace. Andrx Group also incurred costs of approximately $1.9 million, included in cost of goods sold, relating to unabsorbed manufacturing costs at its Armstrong manufacturing facility in Massachusetts. Andrx Group is taking measures to reduce certain levels of these unabsorbed manufacturing costs.

         During the first quarter of 2002, within Andrx products, Andrx's brand products generated $3.0 million of gross profit with a gross margin of 54.5%, as compared to $4.0 million of gross profit with a gross margin of 78.6% in the 2001 first quarter.

         SELLING, GENERAL AND ADMINISTRATIVE ("SG&A") EXPENSES

         SG&A expenses were $36.4 million, or 20.0% of total revenues, for the first quarter of 2002, compared to $23.0 million, or 14.7% of total revenues, for the first quarter of 2001. The increase in SG&A expenses in the first quarter of 2002, compared to the first quarter of 2001, was primarily due to the increase in total revenues, the product mix within revenues, the building of the brand product sales and marketing infrastructure, and the increase in legal costs with respect to patent infringement and antitrust matters. As of April 26, 2002, Andrx Group had approximately 280 sales representatives. Andrx Group continues to prepare its sales force for the anticipated launch of Altocor in the second or third quarter of 2002.

         RESEARCH AND DEVELOPMENT ("R&D") EXPENSES

         R&D expenses were $9.9 million, or 18.2% of Andrx product sales, in the first quarter of 2002, compared to $14.3 million, or 32.0% of Andrx product sales, in the first quarter of 2001. R&D expenses reflect Andrx Group's continued commercialization efforts in its ANDA (bioequivalent) and NDA (brand) development programs. The Company anticipates filing at least ten ANDAs during the balance of 2002.

         INCOME TAXES

         In the first quarter of 2002, Andrx Group reported income taxes of $3.3 million, or 28% of income before income taxes, compared to income taxes of $8.9 million, or 32% of income before income taxes, for the first quarter of 2001. Andrx Group provided income taxes at less than the federal statutory tax rate of 35% primarily due to its ability to utilize Cybear Group's losses in accordance with the tax sharing agreement entered into in connection with the September 7, 2000 reorganization.

         DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING

         The diluted weighted average number of shares of Andrx common stock outstanding was 72.3 million and 71.9 million for the first quarter of 2002 and 2001, respectively. The increase in the diluted weighted average number of shares of common stock outstanding in the first quarter of 2002, as compared to the first quarter of 2001, was attributable primarily to stock option exercises.

         CYBEAR GROUP

         For the first quarter of 2002, Cybear Group reported a net loss of $3.9 million, or $0.58 per diluted share, compared to a net loss of $4.6 million, or $1.20 per diluted share for the comparable quarter in 2001. In July 2001, Andrx Corporation implemented a one-for-four reverse stock split of its Cybear common stock. All share and per share amounts of Cybear common stock included herein reflect the July 31, 2001 Cybear common stock one-for-four reverse stock split.

         REVENUES

         Cybear Group recorded total revenues of $2.1 million for the first quarter of 2002, an increase of 34.7%, compared to $1.6 million for the first quarter of 2001.

         Revenues included Cybearclub LC ("Cybearclub") Internet product sales of $1.2 million in the first quarter of 2002, compared to $925,000 for the first quarter of 2001. Cybearclub is Cybear Group's joint venture with Andrx Group intended to distribute healthcare products to physicians through the Internet.

         Revenues from portal services were $737,000 for the first quarter of 2002, which represent banner and tile advertising, surveys and newsletter advertising primarily on the Physicians' Online portal. Portal services revenue was attributable to the acquisition of Mediconsult in April 2001.

         Revenues from application services were $147,000 for the first quarter of 2002, compared to $376,000 for the first quarter of 2001. Application services represent services provided primarily from Cybear Group's Dr. Chart(R) laboratory product and @Rx(TM) electronic prescription management product and license fees related to Cybear Group's electronic prescription process patents. The decrease in application services was attributable to the termination of a long-term contract in January 2002.

         Revenues from Website development, hosting and other services were $11,000 for the first quarter of 2002, compared to $148,000 for the first quarter of 2001. The decrease in Website development, hosting and other services for the first quarter of 2002 was primarily due to Cybear Group's decision not to renew or seek additional hosting customers.

         Revenues from subscription services were $134,000 for the first quarter of 2001. Subscription services represented subscriptions to the Dr. Cybear website that included Internet Service Provider services. In 2002, there were no revenues from subscription services as management decided to discontinue these ISP offerings and to transition the remaining customers to its Physicians' Online portal.

         GROSS PROFIT/GROSS MARGIN

         Gross profit from Cybearclub sales was $96,000, with a gross margin of 7.8%, for the first quarter of 2002, compared to gross profit from Cybearclub sales of $54,000, with a gross margin of 5.8%, for the first quarter of 2001.

         OPERATING EXPENSES

         Network operations and operations support, product development and selling, general and administrative expenses were $3.8 million for the first quarter of 2002, compared to $4.0 million in the first quarter of 2001. The decrease in these costs was primarily the result of reductions in personnel and other expenses associated with the consolidation and closing of the Fort Washington, PA and Tarrytown, NY locations.

         Depreciation and amortization expense was $1.1 million for the first quarter of 2002, compared to $1.5 million for the first quarter of 2001. The decrease in depreciation and amortization expense was primarily the result of impairment charges in 2001 associated with goodwill relating to the September 2000 reorganization and purchase of Telegraph Consulting Corporation, as well as the write-off of certain computer software.

         OTHER INCOME (EXPENSE)

         Cybear Group incurred interest expense of $27,000 for the first quarter of 2002, compared to interest income of $212,000 for the first quarter of 2001. The interest expense in 2002 was primarily the result of Cybear Group borrowing on the line of credit entered into with Andrx Corporation. The interest income in 2001 was generated primarily from the investment of the net proceeds raised in Cybear Inc.'s June 1999 public offering.

         DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING

         The diluted weighted average number of shares of Cybear common stock outstanding was 6.7 million and 3.8 million for the first quarter 2002 and 2001, respectively. The increase in the diluted weighted average number of shares of common stock outstanding in the first quarter 2002, as compared to the first quarter of 2001, was attributable primarily to the shares issued in conjunction with Cybear's acquisition of Mediconsult.

         LINE OF CREDIT

         As of March 31, 2002, Cybear had drawn $2.0 million against its line of credit with Andrx Corporation and as of April 25, 2002, $3.6 million had been drawn against this line. The increase in the amount outstanding of $1.6 million was used by Cybear to fund operations and extinguish other liabilities.

         OUTLOOK

         In the second quarter of 2002, Andrx was the fourth entrant into the generic K-Dur market and accordingly sales of Andrx's product did not include a pipeline fill and are not anticipated to be a significant contributor to Andrx's earnings. Andrx anticipates that it will continue to face a number of issues in the second quarter. In its generic business, the 2002 first quarter pipeline fill for generic Glucophage sales will be absent in the second quarter, and sales of Andrx's generic Ventolin product are not expected to increase. In its brand business, while a second quarter 2002 launch of Altocor is possible, a third quarter 2002 launch appears more probable. In either case, Altocor promotional expenses will be incurred in the second quarter of 2002. Additionally, consistent with our 2002 plan, R&D expenses will be higher and Cybear's losses will be included in Andrx earnings per share after the May 17th conversion. Accordingly, Andrx's second quarter earnings will continue to be highly dependent on sales of Cartia XT(TM) and whether Andrx Group launches a significant additional generic product. Absent such launch, second quarter 2002 results may be lower than the first quarter 2002 results.

         Though the timing remains uncertain, the Company continues to be optimistic that it will be able to introduce bioequivalent versions of Tiazac and Wellbutrin SR/Zyban during the second half of the year. Other product introductions in 2002 may also include the Company's generic version of Prilosec as well as its bioequivalent versions of Naprelan, Procardia(R) XL and various undisclosed products. These product launches are dependent on a number of factors, including receipt of final FDA marketing approval.

         ABOUT ANDRX CORPORATION

         Andrx Group is engaged in the formulation and commercialization of oral controlled-release pharmaceuticals utilizing its proprietary drug delivery technologies. In its ANDA program, Andrx Group is developing generic versions of selected high sales volume controlled-release brand name pharmaceuticals. In its NDA program, Andrx Group is developing its own brand name formulations of certain existing drugs that it believes may be improved by the application of Andrx Group's drug delivery technologies. Andrx Group also markets and distributes pharmaceutical products manufactured by third parties. Cybear Group intends to use the Internet to improve the efficiency of administrative and communications tasks of managing patient care - while addressing the healthcare industry's critical need for secure and reliable transmission of information. Cybear Group also distributes healthcare products to physicians through the Internet, primarily through the Cybearclub joint venture with Andrx Group.

         Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, Andrx notes that there can be no assurance as to whether or when certain products will be launched, and that words such as "may," "will," "to," "plan," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," or "continue" or the negative other variations thereof or comparable terminology are intended to identify forward-looking statements. Investors are cautioned that all forward-looking statements involve risk and uncertainties. Andrx common stock and Cybear common stock are classes of common stock of Andrx Corporation, therefore Andrx and Cybear stockholders are subject to the risks and uncertainties described in Andrx Corporation's filings with the U.S. Securities and Exchange Commission, including Andrx Corporation's Annual Report on Form 10-K, as amended, for the year ended December 31, 2001.

         This release and additional information about Andrx Group and Andrx Corporation are also available on the Internet at: HTTP://WWW.ANDRX.COM. Additional information about Cybear Group is also available on the Internet at:
HTTP://WWW.CYBEAR.COM



ANDRX CORPORATION CONTACT:          Angelo C. Malahias
                                    Vice President and Chief Financial Officer
                                    Andrx Corporation
                                    Phone:  954-584-0300

                       ANDRX CORPORATION AND SUBSIDIARIES
              Unaudited Condensed Consolidated Statements of Income
             (in thousands, except for share and per share amounts)

                                                                             THREE MONTHS ENDED
                                                                                   MARCH 31,
                                                                      ------------------------------------
                                                                           2002                2001 (1)
                                                                      ------------          ------------
Revenues
  Distributed products                                                $    128,510          $    107,956
  Andrx products                                                            54,536                44,754
  Other                                                                      1,738                 4,632
                                                                      ------------          ------------
Total revenues                                                             184,784               157,342
                                                                      ------------          ------------

Operating expenses
  Cost of goods sold                                                       127,982                94,592
  Selling, general and administrative                                       36,439                22,953
  Research and development                                                   9,922                14,324
  Cybear Internet operating expenses                                         4,846                 5,490
                                                                      ------------          ------------
Total operating expenses                                                   179,189               137,359
                                                                      ------------          ------------

Income from operations                                                       5,595                19,983

Other income                                                                 2,231                 3,476
                                                                      ------------          ------------

Income before income taxes                                                   7,826                23,459

Income taxes                                                                 3,313                 8,856
                                                                      ------------          ------------
Net income                                                            $      4,513          $     14,603
                                                                      ============          ============


EARNINGS (LOSS) PER SHARE

ANDRX COMMON STOCK:
Net income allocated to Andrx Group                                   $      8,395          $     19,169
                                                                      ============          ============

Net income per share of Andrx common stock:
         Basic                                                        $       0.12          $       0.28
                                                                      ============          ============
         Diluted                                                      $       0.12          $       0.27
                                                                      ============          ============
Weighted average shares of Andrx common stock outstanding:
         Basic                                                          70,551,700            69,596,000
                                                                      ============          ============
         Diluted                                                        72,317,200            71,917,600
                                                                      ============          ============


CYBEAR COMMON STOCK:
Net loss allocated to Cybear Group                                    $     (3,882)         $     (4,566)
                                                                      ============          ============
Basic and diluted net loss per share of Cybear  common stock (2)      $      (0.58)         $      (1.20)
                                                                      ============          ============
Basic and diluted weighted average shares of
    Cybear common stock outstanding (2)                                  6,742,700             3,800,800
                                                                      ============          ============




(1) Certain 2001 amounts have been reclassified to conform to the current period presentation.

(2) The basic and diluted weighted average shares of Cybear common stock outstanding and the basic and diluted net loss per share of Cybear common stock included herein for the three months ended March 31, 2002 and 2001 reflect the July 31, 2001 one-for-four reverse stock split for Cybear common stock.

                       ANDRX CORPORATION AND SUBSIDIARIES
                 Unaudited Condensed Consolidated Balance Sheets
                                 (in thousands)



                                                                    MARCH 31,   DECEMBER 31,
                                                                      2002          2001
                                                                    ---------   ------------
                    ASSETS

Cash, cash equivalents and investments available-for-sale           $233,075      $245,424

Accounts receivable, net, inventories and other current assets       332,102       337,649
                                                                    --------      --------
    Total current assets                                             565,177       583,073

Property, plant and equipment, net and other assets                  217,315       206,141
                                                                    --------      --------
    Total assets                                                    $782,492      $789,214
                                                                    ========      ========

                     LIABILITIES AND STOCKHOLDERS' EQUITY

    Total current liabilities                                       $121,876      $136,238

    Other liabilities                                                  5,299         5,082

Commitments and contingencies

    Total stockholders' equity                                       655,317       647,894
                                                                    --------      --------
    Total liabilities and stockholders' equity                      $782,492      $789,214
                                                                    ========      ========



                                   ANDRX GROUP
  (Representing Andrx Corporation and its subsidiaries other than Cybear Group)
       Unaudited Condensed Consolidated Supplemental Statements of Income
                                 (in thousands)


                                                 THREE MONTHS ENDED
                                                     MARCH 31,
                                           --------------------------
                                             2002           2001 (1)
                                           --------         --------

Revenues
                                                            $$$$$$$$
  Distributed products                     $127,272          107,031
  Andrx products                             54,536           44,754
  Other                                         843            3,974
                                           --------         --------
Total revenues                              182,651          155,759
                                           --------         --------
Operating expenses
  Cost of goods sold                        126,840           93,721
  Selling, general and administrative        36,439           22,953
  Research and development                    9,922           14,324
                                           --------         --------
Total operating expenses                    173,201          130,998
                                           --------         --------
Income from operations                        9,450           24,761

Other income                                  2,258            3,264
                                           --------         --------
Income before income taxes                   11,708           28,025

Income taxes                                  3,313            8,856
                                           --------         --------
Net income                                 $  8,395         $ 19,169
                                           ========         ========





(1) Certain 2001 amounts have been reclassified to conform to the current period presentation.

                                   ANDRX GROUP
  (Representing Andrx Corporation and its subsidiaries other than Cybear Group)
          Unaudited Condensed Consolidated Supplemental Balance Sheets
                                 (in thousands)



                                                                                     MARCH 31,    DECEMBER 31,
                                                                                        2002          2001
                                                                                     ---------    ------------
                    ASSETS

Cash, cash equivalents and investments available-for-sale                             $232,964      $244,190

Accounts receivable, net, inventories and other current assets                         330,947       335,729
                                                                                      --------      --------
         Total current assets                                                          563,911       579,919

Property, plant and equipment, net and other assets, including $2,030 and $2,001 note receivable from Cybear Group as of March 31, 2002 and

  December 31, 2001, respectively                                                      207,072       194,388
                                                                                      --------      --------
         Total assets                                                                 $770,983      $774,307
                                                                                      ========      ========

                     LIABILITIES AND ANDRX GROUP EQUITY

         Total current liabilities                                                    $115,669      $130,235

         Other liabilities                                                               3,428         3,428

Commitments and contingencies

         Total Andrx Group equity                                                      651,886       640,644
                                                                                      --------      --------
         Total liabilities and Andrx Group equity                                     $770,983      $774,307
                                                                                      ========      ========




                                  CYBEAR GROUP
             (Representing Cybear Inc. and Mediconsult.com, Inc. and
                         their respective subsidiaries)
     Unaudited Condensed Consolidated Supplemental Statements of Operations
                                 (in thousands)


                                                           THREE MONTHS ENDED
                                                               MARCH 31,
                                                      ------------------------
                                                        2002         2001 (1)
                                                      -------         --------

Revenues

 Cybearclub LC Internet product sales                 $ 1,238          $   925
 Portal services                                          737               --
 Application services                                     147              376
 Website development, hosting and other services           11              148
 Subscription services                                     --              134
                                                      -------          -------
Total revenues                                          2,133            1,583
                                                      -------          -------
Operating expenses
  Cost of sales                                         1,142              871
  Network operations and operations support               952            1,048
  Product development                                     880            1,429
  Selling, general and administrative                   1,952            1,482
  Depreciation and amortization                         1,062            1,531
                                                      -------          -------
Total operating expenses                                5,988            6,361
                                                      -------          -------
Loss from operations                                   (3,855)          (4,778)

Other income (expense), net                               (27)             212
                                                      -------          -------
Loss before income taxes                               (3,882)          (4,566)

Income taxes                                               --               --
                                                      -------          -------
Net loss                                              $(3,882)         $(4,566)
                                                      =======          =======


(1) Certain 2001 amounts have been reclassified to conform to the current period presentation.

                                  CYBEAR GROUP
               (Representing Cybear Inc. and Mediconsult.com, Inc.
                       and their respective subsidiaries)
          Unaudited Condensed Consolidated Supplemental Balance Sheets
                                 (in thousands)



                                                                                MARCH 31,   DECEMBER 31,
                                                                                  2002         2001
                                                                                ---------   ------------

        ASSETS

Cash and cash equivalents                                                       $   111      $ 1,234

Other assets, net                                                                 1,155        1,920
                                                                                -------      -------

         Total current assets                                                     1,266        3,154

Total long-term assets                                                           12,972       13,933
                                                                                -------      -------

         Total assets                                                           $14,238      $17,087
                                                                                =======      =======

        LIABILITIES AND CYBEAR GROUP EQUITY

      Total current liabilities                                                 $ 6,906      $ 6,182

      Other liabilities, including $2,030 and $2,001 note payable to Andrx
        Group as of March 31, 2002 and
        December 31, 2001, respectively                                           3,901        3,655

Commitments and contingencies

         Total Cybear Group equity                                                3,431        7,250
                                                                                -------      -------
         Total liabilities and Cybear Group equity                              $14,238      $17,087
                                                                                =======      =======

